Exhibit 21

List of Subsidiaries

        1.      St. Clair Inn, Inc., a Michigan corporation, d/b/a the St.
Clair Inn

        2. Spring Lake Inn, Inc., a Michigan corporation, d/b/a the Spring Lake Holiday Inn

        3. Thomas Edison Inn, Incorporated, a Michigan corporation, d/b/a the Thomas Edison Inn